Exhibit 99.1

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852
MOTORCAR PARTS OF AMERICA ANNOUNCES STRATEGIC INVESTMENT
IN TORONTO-BASED AUTOMOTIVE PARTS SUPPLIER
—Opportunity for Future Acquisition and Product-Line Expansion—
     LOS ANGELES, CA — August 30, 2010 — Motorcar Parts of America, Inc. (NasdaqGM:MPAA) today announced it has made a US$1.9 million (CDN$2.0 million) strategic investment in Fenwick Automotive Products Limited structured as a secured loan with an option to acquire substantial ownership of the company.
     “This transaction represents a potential opportunity to expand beyond Motorcar Parts of America’s alternator and starter business and leverage our company’s existing manufacturing expertise and distribution channels with a broad array of automotive products. A major benefit of the transaction is the option to acquire a substantial portion of Fenwick Automotive and likely more than double Motorcar Parts of America’s annual revenues with expected accretive earnings,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.
     “We are proud to be associated with Fenwick Automotive, a company that has been one of the finest and most respected suppliers to the aftermarket industry for more than sixty years,” Joffe added.
     He noted that the two organizations serve all of the major automotive aftermarket sales channels.
     “We are pleased to be working with an organization with the market presence and reputation of Motorcar Parts and look forward to working with the company’s team,” said Gordon Fenwick, chief executive officer of Fenwick Automotive Products.
     He noted that Motorcar Parts and Fenwick are both customer-centric organizations, ISO/TS16949 registered, and recognized for the highest level of quality and service.
About Fenwick Automotive Products Limited
     Based in Toronto, Canada, Fenwick Automotive Products Limited is a manufacturer and distributor of new and remanufactured aftermarket auto parts — including steering components (pumps, gears and racks), brake calipers, master cylinders, hub assembly and bearings, clutches and
-more-

Motorcar Parts of America, Inc.
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clutch hydraulics, constant velocity drive shafts, water pumps, control arms and loaded struts for the full range of passenger and truck vehicles in use in the markets it serves. Its products are sold through all major distribution channels of the automotive aftermarket throughout the United States, Canada and Mexico. The company’s facilities are located in Pennsylvania, New Hampshire, Toronto and Mexico. Additional information is available at www.fencoparts.com
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters for imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada. The company’s facilities are located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at www.motorcarparts.com
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2010 and in its Form 10-Q filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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